Exhibit 2.4

AMENDMENT NO. 1 TO THE

ACQUISITION AGREEMENT

THIS AMENDMENT NO. 1 TO THE ACQUISITION AGREEMENT (this “Amendment”) is entered into as of February 28, 2006, among Kohlberg Management IV, L.L.C., not in an individual capacity but solely as representative for the Sellers (as defined below) and Panolam Industries International, Inc., a Delaware corporation.

RECITALS

A. Pursuant to Section 13.2 of the Acquisition Agreement (the “Agreement”), dated as of January 18, 2006, among (i) Nevamar Holdco, LLC, a Delaware limited liability company (“Holdco”), (ii) Nevamar Company, LLC  (the “Company”), (iii) Nevamar Offshore S Preferred Corp. (“Offshore Preferred Blocker”), Nevamar Offshore Common Corp. (“Offshore Common Blocker” and together with Offshore Preferred Blocker, the “Offshore Blockers”), Nevamar TE S Preferred Corp. (“TE Preferred Blocker”) and Nevamar TE Common Corp. (“TE Common Blocker” and together with TE Preferred Blocker, the “TE Blockers”), (iv) those holders of Units listed on Schedule 1 as holding Class A Units, Class B Units, Class C Units and Class S Preferred Units (the “Taxable Sellers” and, together with the TE Blockers and the Offshore Blockers, the “Members”), (v) the sole stockholders of each of the Offshore Blockers and the TE Blockers listed on Schedule 1 (the “Blocker Sellers” and, together with the Taxable Sellers, the “Sellers”), (vi) Kohlberg Management IV, L.L.C., not in an individual capacity but solely as representative for the Sellers as provided herein (the “Sellers’ Representative”), and (vii) Panolam Industries International, Inc., a Delaware corporation (the “Buyer”), the Agreement may be amended by a written instrument executed by the Buyer and the Sellers’ Representative.

B. Buyer and Sellers’ Representative desire to amend the Agreement to provide that (i) the holders of Class S Preferred Units will not be parties to the Agreement and the Buyer will not purchase the Class S Preferred Units, (ii) the holders of Phantom Units will receive a portion of the Closing Date Payment in the form of a promissory note issued to the Sellers’ Representative on behalf of the holders of the Phantom Units, (iii) the holders of Phantom Units will receive a portion of the future proceeds of the Installment Assets, if any, and (iv) the Buyer consents to the transactions contemplated by the disposition of the Odenton Facility as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers’ Representative, on behalf of the Sellers, agree as follows:

1.             Definitions. Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Agreement.

2.             Amendment of the Agreement. Effective upon the date hereof, the Agreement is amended as follows:

2.1.          Amendment of the Preamble to the Agreement. The preamble of the Agreement is amended to read in its entirety as follows:

“This ACQUISITION AGREEMENT (this “Agreement”) is made as of the 18th day of January, 2006, among (i) Nevamar Holdco, LLC, a Delaware limited liability company (“Holdco”), (ii) Nevamar Company, LLC  (the “Company”), (iii) Nevamar Offshore Common Corp. (the “Offshore Blockers”), Nevamar TE Common Corp. (the “TE Blockers”), (iv) those holders of Units listed on Schedule 1 as holding Class A Units, Class B Units, and Class C Units (the “Taxable Sellers” and, together with the TE Blockers and the Offshore Blockers, the “Members”), (v) the sole stockholders of each of the Offshore Blockers and the TE Blockers listed on Schedule 1 (the “Blocker Sellers” and, together with the Taxable Sellers, the “Sellers”), (vi) Kohlberg Management IV, L.L.C., not in an individual capacity but solely as representative for the Sellers as provided herein (the “Sellers’ Representative”), and (vii) Panolam Industries International, Inc., a Delaware corporation (the “Buyer”).”

2.2.          Amendment of Section 1.2.17. Section 1.2.17 of the Agreement is amended to read in its entirety as follows:

“[Reserved].”

2.3.          Amendment of Section 1.2.52. Section 1.2.52 of the Agreement is amended to read in its entirety as follows:

“‘Percentage’ shall mean, with respect to each Seller and holder of Phantom Units, the percentage set forth opposite the name of such Seller or holder of Phantom Units on Schedule 1.2.52.”

2.4.          Amendment of Section 1.2.56. Section 1.2.56 of the Agreement is amended to read in its entirety as follows:

“[Reserved].”

2.5.          Amendment of Section 3.1(i). Section 3.1(i) of the Agreement is amended to read in its entirety as follows:

“(i)  $5,000,000 in initial aggregate principal amount of junior subordinated notes of the Buyer in the form attached hereto as Exhibit 3.1 (the “Seller Notes”) issued to the Sellers and to the Sellers’ Representative on behalf of the holders of Phantom Units to be used to indemnify the

Buyer, with any remainder to be paid to the Sellers and to the Sellers’ Representative, on behalf of the holders of Phantom Units, in accordance with their respective Percentages, upon the maturity of the Seller Notes;”

2.6.          Amendment of Section 3.1(iii)(c). Section 3.1(iii)(c) of the Agreement is amended to read in its entirety as follows:

“(c) to such account or accounts of the holders of Phantom Units as the Company specifies, an amount sufficient to pay the Aggregate Phantom Unit Payment (other than any amount in the form of Seller Notes issued to the Sellers’ Representative on behalf of the holders of Phantom Units);”

2.7.          Amendment of Section 3.1(iii)(d). Section 3.1(iii)(d) of the Agreement is amended to read in its entirety as follows:

“[Reserved].”

2.8.          Amendment of Section 3.1.2. Section 3.1.2 of the Agreement is amended to read in its entirety as follows:

“3.1.2. Installment Assets Adjustment. Until the third anniversary of the Closing Date, whenever the Buyer, any of the Acquired Companies or any of their successors or assigns sells, disposes of or otherwise receives any payment or other consideration in respect of any of the Installment Assets, then the Buyer, the Acquired Companies or their successors or assigns, as the case may be, shall promptly, and in any event within three (3) Business Days, turn over and pay to the holders of the Phantom Units and to the Sellers, in accordance with their respective Percentages, of the Net Proceeds from such sale, disposition or payment.”

2.9.          Amendment of Section 5.2.2. Section 5.2.2 of the Agreement is amended to read in its entirety as follows:

“5.2.2. As of the date hereof, the total Capital Stock issued and outstanding of Holdco (including a list of the record holders of the membership interests of Holdco and the number of units held) is set forth on Schedule 1. Immediately prior to Closing, and after giving effect to the transactions contemplated by Section 13.13, the total Capital Stock issued and outstanding of Holdco (including a list of the record holders of the membership interests of Holdco and the number of units held) is set forth on Schedule 2. All of such outstanding Capital Stock of Holdco is duly authorized, validly issued, fully paid and nonassessable.”

2.10.        Amendment of Section 13. Section 13 of the Agreement is amended by adding immediately after Section 13.12 the following new section 13.13:

“13.13. Consent to Odenton Facility Disposition. Notwithstanding any provision herein to the contrary, Buyer and each Seller consent to the following actions to be taken by Holdco, the Company and certain of the Sellers. Prior to the Closing Date, the Company will form a new subsidiary in the form of a Maryland limited liability company (“Odenton Holdings”). On the Closing Date, simultaneous with the repayment of the Company’s Bank Debt, the Company will transfer the Odenton Facility to Odenton Holdings, the Company will distribute all of its interest in Odenton Holdings to Holdco, and Holdco will distribute the interests in Odenton Holdings to the holders of the S Preferred Units in redemption of the S Preferred Units. Any Taxes incurred or arising in connection with any of the foregoing transactions shall be the responsibility of Sellers, shall be deemed to related to a Pre-Closing Period and shall be subject to indemnification pursuant to Section 7.7. For the avoidance of doubt, no such Taxes incurred or arising in connection with such transactions shall constitute real estate transfer Taxes or similar Taxes subject to Section 7.1.”

2.10.        Amendment of the Preamble to the Disclosure Schedule. The preamble to the Disclosure Schedule is amended by deleting the references to Nevamar Offshore S Preferred Corp. and Nevamar TE S Preferred Corp. in the first sentence.

2.11.        Addition of Schedule 1.2.52. A new Schedule 1.2.52 to the Agreement is created by adding the attached Schedule 1.2.52.

2.12.        Addition of Schedule 2. A new Schedule 2 to the Agreement is created by adding the attached Schedule 2.

2.13.        Amendment of Schedule 4.7. Schedule 4.7 to the Agreement is deleted and replaced with the attached Schedule 4.7.

3.             No Other Amendments. Except as modified by Section 2 above, the Agreement shall continue in full force and effect.

4.             Governing Law. This Amendment and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS’ REPRESENTATIVE

KOHLBERG MANAGEMENT IV, L.L.C.

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Authorized Person

BUYER

By:	/s/ Jeffrey M. Muller
Name:
Title: